Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Rubrik, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Class A Common Stock, par value $0.000025 per share	457(a)	575,000	$32.00	$18,400,000	0.00014760	$2,715.84

	Total Offering Amounts					$18,400,000		$2,715.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,715.84

(1)

Represents only the additional number of shares being registered pursuant to this registration statement and includes 75,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares. Does not include the 26,450,000 shares that were previously registered on the Registration Statement on Form S-1 (File No. 333-278434), as amended (the “Prior Registration Statement”).

(2)	Based on the public offering price.
(3)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered 26,450,000 shares of its Class A common stock with an aggregate offering price not to exceed $819,950,000 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on April 24, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a maximum aggregate offering price of $18,400,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.